UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2014

GENERAL EMPLOYMENT ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd. Ste. 420 Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing;

General Employment Enterprises, Inc. (the ”Company”) (NYSE MKT: JOB) previously announced that on June 6, 2013, the Company received a letter (the “Letter”) from NYSE MKT, LLC (the “NYSE MKT”) which stated, among other things, that the Company has equity less than $4 million and has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years and, in the opinion of NYSE MKT, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition,  pursuant to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT’s Company Guide, respectively.

General Employment’s plan of compliance detailing actions which it had to take to regain compliance with stated listing requirements (the “Impairment Plan”) was initially accepted by the Exchange on August 27, 2013, granting the Company until October 7, 2013 (the “Impairment Plan Period”) to regain compliance with 1003(a)(iv). On October 29, 2013, the NYSE MKT granted the Company an extension of the Impairment Plan Period until February 21, 2014.  On March 12, 2014, Exchange then granted General Employment an extension to the end of March.  Based on a review of information provided by the Company through April 10, 2014, as well as conversations between the Exchange Staff and representatives of the Company, the Exchange determined to extend the Impairment Plan period from March 31, 2014 to June 6, 2014.  The targeted completion date is now June 6, 2014 to improve the overall financial condition and comply with 1003(a)(iv) and to increase the equity to a minimum of $4 million and comply with 1003(a)(ii).

The Company will be subject to periodic review by NYSE MKT staff during the extension period and issuance of any additional shares will require approval by NYSE MKT’s senior management of the NYSE MKT LLC.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT LLC.

A press release detailing the foregoing is furnished herewith as Exhibit 99.1

Item 3.02	Unregistered Sales of Equity Securities;

General Employment Enterprises, Inc. (the “Company”), Aracle SPF I, LLC, a New York based fund (“Aracle”) and a second institutional investor (both companies referred to as “Investors”), have entered into certain Securities Purchase Agreements ( “SPA”) pursuant to which the Investors purchased 625,000 shares of common stock (the “Shares”) of the Company and 312,500 common stock purchase warrants (the “Warrants”).  The Warrants are exercisable 6 months after issuance, have a term of 4 years, and have an exercise price of $0.25 per warrant share.  The SPA contains standard representations, warranties, and covenants.  In addition, the SPA’s contain a price adjustment mechanism that requires the Company, with certain exceptions, to issue additional shares of common stock to the Investors in the event the Company, within twelve months of the initial closing under the SPA’s, issues certain equity securities at a price per share less than $0.20, provided, however, as long as the Company is listed on the NYSE MKT the total number of shares issuable under the foregoing adjustment provision for the Investors may not exceed 19.9% of the Company’s outstanding shares of common stock on March 30, 2014.  Further, in the event the Company is delisted from NYSE MKT while the Investors own at least 51% of the Shares issued to it under the SPA’s, the Company shall issue an additional 625,000 Shares to the Investors, and the 12 month price adjustment period shall be extended to 36 months.  The Company granted the Investors piggyback registration rights with respect to the Shares and the shares of common stock underlying the Warrants.

The Shares and securities underlying Warrants were issued to the Investors, accredited investors, pursuant to the exemption from registration provided by Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended, and other applicable exemptions.  The issued securities will contain a standard restricted legend.  The Company incurred certain expenses related to the Stock Purchase Agreement and the second closing thereunder of approximately $7,500, which were paid from the proceeds of the initial closing.  No finder’s or placement agent fees were paid in connection with the offering.

A press release detailing the foregoing transactions is furnished herewith as Exhibit 99.1

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by General Employment Enterprises, Inc. dated April 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: April 16, 2014	By: /s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Executive Officer